Consent of Independent Registered Public Accounting Firm

February 27, 2019

Scandium International Mining Corp.
1430 Greg Street, Suite 501
Sparks, NV
89431

Re:	Scandium International Mining Corp. (the “Company”)
Annual Report on Form 10K

We hereby consent to the incorporation by reference in the Registration Statement on Form S- 8 No. 333- 179657 of Scandium International Mining Corp., of our report dated February 27, 2018 relating to the consolidated financial statements of Scandium International Mining Corp., for the year ended December 31, 2018 which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Yours truly,

DAVIDSON & COMPANY LLP
Chartered Professional Accountants